Exhibit (h)(1)(b)

Appendix A

Dated September 15, 2014

Fund	Fee
Eaton Vance VT Floating-Rate Income Fund	--
Eaton Vance VT Large-Cap Value Fund	--
Eaton Vance VT Bond Fund	--

A-1

021_0032